[Exhibit 130]


                              [ITT Letterhead]


DATE:       November 7, 1997
CONTACTS:   Jim Gallagher         George Sard/David Reno
TELEPHONE:  212-258-1261          Sard Verbinnen & Co.
                                  212-687-8080

                                  FOR IMMEDIATE RELEASE

                 ITT BOARD ESTABLISHES SPECIAL COMMITTEE OF
                 INDEPENDENT DIRECTORS TO COMPLETE AUCTION

     NEW YORK, November 7, 1997 -- ITT Corporation (NYSE:ITT) announced today that its Board of Directors has established a Special Committee of four independent directors to complete the auction process now underway for ITT. The Special Committee, which will have independent legal and financial advisors, will evaluate all bids for the Company in order to maximize stockholder value and ensure complete impartiality.

     The Special Committee is chaired by Paul G. Kirk, Jr., an independent director since 1989. The other members of the Committee are Nolan D. Archibald, Robert A. Burnett and Edward C. Meyer.

     ITT also announced that it has informed Starwood that it will amend the Starwood merger agreement to eliminate all proposed ITT seats on the Boards of both Starwood Lodging Corporation and Starwood Lodging Trust, again to guarantee complete impartiality.

                                  - ITT -